Exhibit 3.4

EXECUTION VERSION

FIRST AMENDMENT TO

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

MORGAN STANLEY PRIVATE INCOME FUND LLC

A Delaware Limited Liability Company

This FIRST AMENDMENT (the “Amendment”), dated as of November 3, 2021, to the First Amended and Restated Limited Liability Company Agreement of Morgan Stanley Private Income Fund LLC, dated as of October 26, 2021 (the “Existing Agreement”), of Morgan Stanley Private Income Fund LLC (the “Company”) is entered into by MS Credit Partners Holdings Inc., a Delaware corporation, the sole member of the Company (the “Initial Member”).

WHEREAS, pursuant to Section 12.1(a) of the Existing Agreement, the Existing Agreement may be amended with the consent of the Board of Directors and the prior written consent of a majority-in-interest of the Common Unitholders;

WHEREAS, the Company has received the written consent of the Board of Directors to this Amendment;

WHEREAS, the Company has received the prior written consent of the Initial Member to this Amendment, and the Initial Member constitutes the majority-in-interest of the Common Unitholders; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Existing Agreement.

NOW, THEREFORE, the Initial Member hereby amends and restates the Existing Agreement in its entirety and hereby agrees as follows:

1.            Section 2.1(c) of the LLC Agreement is hereby amended and restated in its entirety as follows:

Name. The name of the Company is “North Haven Private Income Fund LLC,” or such other name as the Board of Directors may from time to time designate.”

2.            Any reference in the Existing Agreement to the term “Agreement” is deemed to refer to both the Existing Agreement as well as the Existing Agreement, as amended by this Amendment. Except as amended by this Amendment, the Existing Agreement remains in full force and effect. Execution and delivery of this Amendment shall not constitute or be deemed to be a waiver by the undersigned of any rights that such party may have under the Existing Agreement or an agreement by the undersigned party that any of the conditions to such party’s obligations under the Existing Agreement have been satisfied or waived.

3.            This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, this Amendment shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act.

4.            This Amendment may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement or amendment, as the case may be.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to First Amended and Restated Limited Liability Company Agreement of Morgan Stanley Private Income Fund LLC as of the day, month and year first above written.

COMPANY:

MORGAN STANLEY PRIVATE INCOME FUND LLC

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer and Secretary

[Signature Page to First Amendment to Amended and Restated Limited Liability Company Agreement of
Morgan Stanley Private Income Fund LLC]

IN WITNESS WHEREOF, the Member has executed this First Amendment to First Amended and Restated Limited Liability Company Agreement of Morgan Stanley Private Income Fund LLC as of the day, month and year first above written.

MS CREDIT PARTNERS HOLDINGS INC.

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Executive Director

[Signature Page to First Amendment to Amended and Restated Limited Liability Company Agreement of

Morgan Stanley Private Income Fund LLC]